Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN SHAREHOLDERS HOLD ANNUAL MEETING
Directors Elected; Two Proposals Related to Executive Compensation Approved; Dividend Declared

LOUISVILLE, KY, JULY 28, 2011 – Brown-Forman Chairman of the Board of Directors Garvin Brown officiated over the 2011 annual meeting of stockholders today.  He thanked the company’s shareholders for their continued support and re-election of the following individuals to the Brown-Forman Board of Directors: Patrick Bousquet-Chavanne; Geo. Garvin Brown IV; Martin S. Brown, Jr.; Bruce L. Byrnes; John D. Cook; Sandra A. Frazier; Richard P. Mayer; William E. Mitchell; Dace Brown Stubbs; Paul C. Varga; and James S. Welch, Jr.

Brown also commended William M. Street, who retired from the Board today after serving for 40 years as a Company Director.  “Bill Street’s long service to Brown-Forman as both an executive and board member will be remembered and appreciated by everyone associated with the company,” said Brown.  “Brown-Forman enjoys the success and reputation it does today in part because of Bill’s leadership and contributions over the past 40 plus years.  We will miss his regular presence, but will take comfort in his ongoing support as a long-term shareholder and friend of the company.”

In a nonbinding advisory vote required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, shareholders approved the compensation of the Company’s Named Executive Officers.  Also in accordance with the Dodd-Frank legislation, Brown-Forman shareholders supported, in another nonbinding advisory vote, the Board’s recommendation that future advisory votes on executive compensation be held every three years.

In his speech to shareholders, Brown-Forman Chief Executive Officer Paul Varga highlighted the Company’s continued growth and excellent financial health and discussed the strategic progress the Company has made through brand innovation and geographic expansion.

In a subsequent meeting, the Board of Directors approved a regular quarterly cash dividend of $0.32 cents per share on Class A and Class B Common Stock. Stockholders of record on September 6, 2011, will receive the cash dividend on October 3, 2011. With this dividend, Brown-Forman will have paid regular quarterly cash dividends for 66 consecutive years.

For 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman’s brands are supported by nearly 3,900 employees and sold in approximately 135 countries worldwide.  For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

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declining or depressed economic conditions in our markets; political, financial, or credit or capital market instability; supplier, customer or consumer credit or other financial problems; bank failures or governmental debt defaults or nationalizations

•	failure to develop or implement effective business and brand strategies and innovations, including route-to-consumer, and marketing and promotional activity
•	unfavorable trade or consumer reaction to our new products, product line extensions, or changes in formulation, packaging or pricing
•	inventory fluctuations in our products by distributors, wholesalers, or retailers
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competitors’ pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our markets, or other competitive activities

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declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors

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changes in tax rates (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, or other restrictions affecting beverage alcohol, and the unpredictability and suddenness with which they can occur

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governmental or other restrictions on our ability to produce, import, sell, price, or market our products, including advertising and promotion in either traditional or new media; regulatory compliance costs

•	business disruption, decline or costs related to reductions in workforce or other cost-cutting measures
•	lower returns or discount rates related to pension assets, interest rate fluctuations, inflation or deflation
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, or Polish zloty
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changes in consumer behavior or preferences and our ability to anticipate and respond to them, including societal attitudes or cultural trends that result in reduced consumption of our products; reduction of bar, restaurant, hotel or other on-premise business or travel

•	consumer shifts away from spirits or premium-priced spirits products; shifts to discount store purchases or other price-sensitive consumer behavior
•	distribution and other route-to-consumer decisions or changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related costs
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effects of acquisitions, dispositions, joint ventures, business partnerships or investments, or portfolio strategies, including integration costs, disruption or other difficulties, or impairment in the recorded value of assets (e.g. receivables, inventory, fixed assets, goodwill, trademarks and other intangibles)

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lower profits, due to factors such as fewer or less profitable used barrel sales, lower production volumes, decreased demand for products we sell, sales mix shift toward lower priced or lower margin SKUs, or cost increases in energy or raw materials, such as grain, agave, wood, glass, plastic, or closures

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natural disasters, climate change, agricultural uncertainties, environmental or other catastrophes, our suppliers’ financial hardships or other factors that affect the availability, price, or quality of agave, grain, glass, energy, closures, plastic, water, wood, or finished goods

•	negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, contamination, or recalls and resulting negative effects on our sales, brand equity, or corporate reputation
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significant costs or other adverse developments stemming from class action, intellectual property, governmental, or other major litigation; or governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our importers, distributors, or retailers